As filed with the Securities and Exchange Commission on October 27, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 26, 2020

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany,New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2020, B&G Foods, Inc., through two of its wholly owned subsidiaries, B&G Foods North America, Inc. and B&G Foods Canada, ULC, and The J. M. Smucker Company, entered into an asset purchase agreement, pursuant to which B&G Foods agreed to acquire the Crisco brand oils and shortening business from Smucker for a purchase price of $550 million in cash, subject to a post-closing adjustment based upon inventory at closing. As part of the acquisition, B&G Foods is also acquiring a manufacturing facility and warehouse in Cincinnati, Ohio.

The asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions, except that Smucker’s obligation to indemnify B&G Foods for breaches of the representations and warranties contained in the asset purchase agreement is limited to breaches of certain fundamental representations, as defined in the asset purchase agreement. In connection with its entry into the asset purchase agreement, B&G Foods bound a customary representations and warranties insurance policy as recourse for certain losses arising out of a breach of the representations and warranties of Smucker contained in the asset purchase agreement. The representations and warranties insurance policy is subject to certain policy limits, exclusions, deductibles and other terms and conditions.

The asset purchase agreement includes an agreement for Smucker to provide certain transition services associated with the acquired business for up to nine to twelve months following closing. Subject to regulatory approval and the satisfaction of customary closing conditions set forth in the asset purchase agreement, B&G Foods expects the acquisition to close during the fourth quarter of 2020.

Neither B&G Foods nor any of its affiliates, or any director or officer of B&G Foods or any of its affiliates, or any associate of any such director or officer, has any material relationship with Smucker. The terms of the asset purchase agreement, including the purchase price, were determined by arm’s length negotiations between B&G Foods and Smucker.

B&G Foods expects to fund the acquisition and related fees and expenses with cash on hand and revolving loans under its existing credit facility.

The asset purchase agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms. It is not intended to provide any other factual information about the parties to the asset purchase agreement or the business to be acquired. The asset purchase agreement contains representations and warranties that the parties to the asset purchase agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the asset purchase agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the asset purchase agreement or as of such other date or dates as may be specified in the asset purchase agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures. Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 7.01. Regulation FD Disclosure.

On October 26, 2020, B&G Foods issued a press release announcing the execution and delivery of the asset purchase agreement described above. The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

2.1	Asset Purchase Agreement, dated as of October 26, 2020, among The J. M. Smucker Company, B&G Foods North America, Inc., and B&G Foods Canada, ULC. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are not filed herewith. The Asset Purchase Agreement identifies such schedules and exhibits, including the general nature of their content. B&G Foods undertakes to provide such schedules and exhibits to the SEC upon request.

99.1	Press Release dated October 26, 2020, furnished pursuant to Item 7.01

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: October 27, 2020	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary